UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2019

Amgen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37702	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks California		91320-1799
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code

(805) 447-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	AMGN	The Nasdaq Select Market LLC
1.250% Senior Notes Due 2022	AMGN22	New York Stock Exchange
2.000% Senior Notes Due 2026	AMGN26	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2019, Amgen Inc. (the “Company”) publicly announced the appointment of Peter H. Griffith, age 60, to serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of January 1, 2020. In the meantime, Mr. Griffith joins the Company as an Executive Vice President, Finance (a non-executive officer position) effective as of October 23, 2019 (his “Hire Date”). In connection with the appointment of Mr. Griffith, David W. Meline, age 61, will no longer serve as Executive Vice President and Chief Financial Officer as of the end of the day on December 31, 2019, but will continue as a non-executive officer to facilitate the transition.

(c)    Appointment of Chief Financial Officer

On October 22, 2019, the Board of Directors of the Company (the “Board”) appointed Mr. Griffith to serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of January 1, 2020, and to serve as Executive Vice President, Finance, effective as of his Hire Date. Prior to joining the Company and since July 2019, Mr. Griffith served as President of Sherwood Canyon Group, LLC, a private equity and advisory firm based in Los Angeles, California. In June 2019, Mr. Griffith retired from Ernst & Young LLP and the global EY organization (EY Global). Prior to his retirement, Mr. Griffith was EY Global Vice Chair, Corporate Development from July 2014 through June 2019, EY Global Managing Partner, Finance and Corporate Development from July 2013 through June 2014, and EY Global Managing Partner, Operations and Finance from July 2010 through June 2013. In addition to serving on the EY Global Executive Board, Mr. Griffith has also served on the EY Americas Executive Board, the Executive Board of Ernst & Young LLP, as well as the Board of the primary captive insurance company of EY Global and the Board of EY Capital Advisors (a FINRA registered Broker-Dealer). Mr. Griffith joined Ernst & Young LLP in October 1997 as a Partner.

Mr. Griffith is a party to an offer letter with the Company, which specifies his compensation and benefits. Mr. Griffith’s annual base compensation will be $970,000, and he is eligible to participate in the Company’s management incentive plan at an incentive target of 100% of base compensation. In addition, Mr. Griffith will receive a $500,000 sign-on bonus; however, such sign-on bonus is subject to recoupment if, within 24 months from his Hire Date, Mr. Griffith resigns his employment with the Company for any reason or his employment is terminated by the Company for “Cause” (as defined below).

To induce Mr. Griffith to join the Company and to provide long-term incentives that are in alignment with the Company’s stockholder interests, Mr. Griffith will also receive a restricted stock unit grant with a value of $4,000,000 issued pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan.

Mr. Griffith will be entitled to standard perquisites offered to our Executive Vice Presidents and participation in the Company’s change-of-control plan. Mr. Griffith will also receive our standard severance agreement for newly hired officers that provides severance protection in the event of a termination of employment by the Company, other than for “Cause” (as defined below), for three years following his Hire Date at a benefit multiple of two times his salary and target bonus plus 18 months of Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage.

For purposes of the sign-on bonus and the termination protection, “Cause” means (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of the Company; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical or immoral conduct; or (vi) breach of the Company’s Amgen Proprietary Information and Inventions Agreement.

Mr. Griffith is eligible to participate in the Company’s long-term compensation plans and health and welfare plans on the same terms offered to all plan participants.

Additional Information

There are no family relationships between Mr. Griffith and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

(b)    Departure of Acting Chief Financial Officer

Mr. Meline will no longer serve as the Company’s Chief Financial Officer effective as of the end of the day of December 31, 2019. Mr. Meline will continue to serve as an Executive Vice President, Finance, of the Company, a non-executive officer position, and assist with Mr. Griffith’s transition at the Company, after which Mr. Meline expects to retire from the Company.

A copy of the press release announcing the appointment of Mr. Griffith and retirement of Mr. Meline is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated October 22, 2019

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: October 22, 2019	By:	/s/ Jonathan P. Graham
Jonathan P. Graham
Executive Vice President, General Counsel and Secretary